EXHIBIT 99.1
F O R    I M M E D I A T E    R E L E A S E
January 11, 2007
HEALTH CARE REIT ANNOUNCES
ACQUISITION OF MEDICAL OFFICE BUILDINGS AND PROPERTY MANAGEMENT GROUP FROM RENDINA COMPANIES
Toledo, Ohio, January 11, 2007...Health Care REIT, Inc. (NYSE:HCN) today announced that its Windrose Medical Properties Division has entered into an agreement to purchase a portfolio of medical office buildings from affiliates of Rendina Companies. As part of the transaction, Health Care REIT also agreed to acquire Paramount Real Estate Services, the property management group of Rendina Companies. Rendina will maintain a continuing interest in the management group. The property portfolio includes 18 medical office buildings in ten states. The transactions are subject to standard due diligence and are expected to close in the second quarter of 2007. Terms of the transactions will be disclosed upon closing consistent with our customary disclosure policies.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a self-administered, equity real estate investment trust (REIT) that invests across the full spectrum of senior housing and health care real estate, including independent living/continuing care retirement communities, assisted living facilities, skilled nursing facilities, hospitals, long-term acute care hospitals and medical office buildings. Founded in 1970, the company was the first REIT to invest exclusively in health care facilities. Through the Windrose Medical Properties Division, the company has added property management capabilities and expanded its expertise in the medical office and hospital sectors. With the addition of the HADC Division, the company offers project management, facility planning and property development services. As of December 31, 2006, the company’s broadly diversified portfolio comprised more than 550 properties in 37 states. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When Health Care REIT uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect our current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties. Health Care REIT assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
CONTACT:
Health Care REIT, Inc.
Scott Estes, (419) 247-2800
Mike Crabtree, (419) 247-2800